CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No 333-284113) of Grupo Financiero Galicia S.A. of our report dated May 16, 2025, relating to the consolidated financial statements of HSBC Argentina Holdings S.A. (currently GGAL Holdings S.A.) as of December 31, 2023, which appears in this Current Report on Form 6-K.

/s/ PRICE WATERHOUSE & CO. S.R.L.
Buenos Aires, Argentina
June 10, 2025